AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This amendment, dated as of June 13, 1997, amends the Rights Agreement dated as of June 2, 1997 (the "Rights Agreement") between Inamed Corporation (the "Company") and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                               W I T N E S S E T H

         WHEREAS, on May 23, 1997, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one share of the Company's Common Stock; and

         WHEREAS, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on June 13, 1997 and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date; and

         WHEREAS, on June 2, 1997, the Company and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors now unanimously desire to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) is amended by adding the following at the end thereof:

                  "Notwithstanding the foregoing, no officer or director of the Company who or which, together with all Affiliates of such Person, is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock of the Company as of the Record Date shall be deemed an Acquiring Person for any purpose of this Agreement, provided, that such officer or director together with his Affiliates does not become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock of the Company."


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         2.       Except as expressly herein set forth, the remaining provisions of the Rights Agreement shall remain in full force and effect.

         3. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, this Amendment No. 1 has been signed to be effective as of the close of business on this 13th day of June, 1997 by authorized representatives of each of the Company and the Rights Agent.



                                        INAMED CORPORATION



                                        By: /s/ DONALD K. MCGHAN
                                           ---------------------------------
                                           Donald K. McGhan
                                           Chairman and
                                           Chief Executive Officer



                                        US STOCK TRANSFER CORPORATION



                                        By: /s/ RICHARD C. BROWN
                                            -------------------------------
                                            Richard C. Brown
                                            Vice President

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